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                                                                     EX-99.4(M)

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
RETURN OF PURCHASE PAYMENTS
DEATH BENEFIT RIDER

                                                              [LOGO OF MINNESOTALIFE]

MINNESOTA LIFE INSURANCE COMPANY - A Securian Company         [Fax 651-665-7942]
[Securian Annuity Services . A3-9999]                         [1-800-362-3141]
[400 Robert Street North . St. Paul, Minnesota 55101-2098]    [www.securian.com]
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This rider is attached to and made part of this contract as of the Rider
Effective Date. Terms not defined in this rider have the meaning given to them in the contract to which this rider is attached. To the extent any of the provisions contained in this rider are contrary to or inconsistent with those of the contract, the provisions of this rider will control.

THIS RIDER GUARANTEES A MINIMUM VALUE AVAILABLE AT DEATH. IT DOES NOT GUARANTEE INVESTMENT GAINS OR PROVIDE A MINIMUM CONTRACT VALUE THAT CAN BE ACCESSED THROUGH WITHDRAWAL OR SURRENDER PRIOR TO DEATH.

THIS BENEFIT WILL TERMINATE UPON ASSIGNMENT OF THE CONTRACT OR A CHANGE IN OWNER UNLESS THE NEW ASSIGNEE OR OWNER MEETS THE QUALIFICATIONS SPECIFIED IN THE TERMINATION PROVISION.

Your contract is amended as follows:

RIDER SPECIFICATIONS
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
RIDER EFFECTIVE DATE:............................................ [January 1, 2018]

ANNUAL RIDER CHARGE:.............................................           [0.15%]
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PRO-RATA BASIS

Values adjusted on a Pro-rata Basis means that the value being adjusted will be reduced by an amount equal to (a) multiplied by (b) divided by (c) where:

    (a)is the value that is being adjusted immediately prior to the withdrawal,

    (b)is the total amount withdrawn, including any applicable charges, and

    (c)is the Contract Value immediately prior to the withdrawal.

REPORTS TO OWNERS

As stated in the Reports to Owners provision in the contract, the annual report will provide the death benefit payable as of the date of the report.

RETURN OF PURCHASE PAYMENTS DEATH BENEFIT (ROPP DB)

This rider provides an additional death benefit value prior to the Annuity Commencement Date which may be greater than the death benefit provided under the contract. The ROPP DB is payable upon the death of the Owner. If the Owner of this contract is other than a natural person, such as a trust or other similar entity, we will pay the death benefit to the Beneficiary on the death of the Annuitant.

The ROPP DB is equal to the sum of Purchase Payments adjusted on a Pro-rata Basis for any amounts previously withdrawn.

The value of the death benefit will be determined as of the Valuation Date coincident with or next following the day we receive due proof of death at our home office. If the ROPP DB is greater than the death benefit provided under the contract, the difference will be paid as a death benefit adjustment and directed into the Sub-Accounts of the Variable Account based on the same proportion that each bears to the total value in the Variable Account in fulfillment of the death benefit provisions of the contract.

From the date the death benefit adjustment is determined until complete distribution is made, any amount in the Variable Account will remain allocated to the Sub-Accounts and the value will fluctuate with the performance of the Sub-Accounts. This risk is borne by the Beneficiary.

ICC17-70343                                                   Minnesota Life 1

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We reserve the right to limit the death benefit to the Contract Value in lieu of any other death benefit value payable if we receive proof of death more than one year after the date of death.

DISTRIBUTION OF DEATH BENEFIT PROCEEDS

The provision entitled "Distribution of Death Benefit Proceeds" within the "Death Benefits" section of the Contract is deleted and replaced with the following:

Generally we will pay the death benefit proceeds in a single lump sum unless another form of settlement has been requested and agreed to by us as of the date we receive all information necessary to make payment. A Beneficiary that is entitled to a death benefit may defer payment of this sum for up to five years from the date of death.

In addition, a Beneficiary who is a natural person may elect payment of the death benefit proceeds under an Annuity Payment option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death.

If the entire contract interest is payable to your surviving spouse who is your sole designated Beneficiary, the surviving spouse shall be treated as the contract Owner for purposes of: (a) when payments must begin; and (b) the time of distribution in the event of death. If a surviving spouse elects to assume his or her deceased spouse's contract, there may be a death benefit adjustment to the Contract Value for the death of the original Owner. The death benefit adjustment may only be exercised at the death of the original Owner and at the death of the first surviving spouse.

Any death benefit option provided under this contract will comply with
Section 72(s) of the Internal Revenue Code, as amended, for a Non-Qualified Contract and Section 401(a)(9), as amended, for a Qualified Contract, as well as any other applicable law or regulation governing death benefit payments.

Payment to your designated Beneficiary, other than in a lump sum may only be elected by your designated Beneficiary during the sixty (60) day period beginning with the date we receive proof of death.

RIDER CHARGE

The Annual Rider Charge will not change for the life of the rider. Beginning three months after the Rider Effective Date, and every three months thereafter, an amount equal to one quarter of the Annual Rider Charge will be multiplied by the ROPP DB as calculated on that date and will be deducted on a proportional basis from Contract Values allocated to the Variable Account.

RIDER TERMINATION

The rider will automatically terminate at the earliest of:

    (a)the payment of all death benefits available under the contract or this rider; or

    (b)termination or surrender of the contract; or

    (c)the Annuity Commencement Date where all remaining amount available has been applied to provide Annuity Payments; or

    (d)the Contract Value equals zero; or

    (e)the date of an ownership change or assignment under the contract unless:

      . the new Owner assumes full ownership of the contract and is essentially the same person (this includes but is not limited to the change from individual ownership to a revocable trust for the benefit of such individual Owner or the change from joint ownership to ownership by the surviving spouse when one of them dies); or

      . the assignment is for the purposes of effectuating a 1035 exchange of the contract.

ICC17-70343                                                   Minnesota Life 2

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Upon termination of this rider, the benefits and charges within this rider will terminate. A proportionate amount of the rider charge will be deducted upon termination of this rider or surrender of the contract.

The rider cannot be terminated prior to the earliest of the above dates.

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
Gary R. Christensen                                         Christoper M. Hilger
Secretary                                                              President
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ICC17-70343                                                   Minnesota Life 3